Exhibit 99.1

FOR IMMEDIATE RELEASE

                                        For further information contact:
                                        Donald A. Williams, President & CEO
                                        Michael J. Janosco Jr., CFO
                                        413-568-1911

Westfield Financial, Inc. Reports Results for the Quarter Ended June 30, 2004 and Increases Quarterly Dividend

Westfield, Massachusetts, July 28, 2004: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $1.6 million or $0.17 per basic share and $0.16 per diluted share for the quarter ended June 30, 2004, compared to net income of $2.7 million or $0.27 per basic share and diluted share for the same period in 2003.

As a result of legislation enacted by the Commonwealth of Massachusetts in connection with Real Estate Investment Trust ("REIT") subsidiaries, the results for the first quarter of 2003 included an expense of $2.9 million representing an estimate of the additional state tax liability, including interest, relating to the deduction for dividends received from the Bank's REIT subsidiary for 1999 through 2002. The second quarter of 2003 includes a credit for approximately $1.45 million, which was the result of an agreement with the Massachusetts Department of Revenue relating to the Commonwealth of Massachusetts, REIT legislation and represents a reversal of 50% of the charge taken in the first quarter of 2003.

Net interest and dividend income for the three months ended June 30, 2004 was $5.7 million compared with $5.4 million for the quarter ended June 30, 2003. Net interest margin for the quarters ended June 30, 2004 and 2003 was 3.04% and 2.87%, respectively.

The provision for loan losses for the three months ended June 30, 2004 and 2003 was $125,000 and $150,000, respectively.

Noninterest income increased $585,000 to $1.3 million for the three months ended June 30, 2004 from $692,000 in the same period in 2003. Net gains on the sale of securities were $389,000 for the quarter ended June 30, 2004 as compared to $53,000 for the same period in 2003. The company has sold essentially all its common stock portfolio as of June 30, 2004. Net checking account processing fee income increased $268,000 to $523,000 for the three months ended June 30, 2004 from $255,000 in the same period in 2003. The increase is a result of new products and services provided to Westfield Bank's checking account customers commencing in the second quarter of 2004. Fees received from the third party mortgage company decreased $68,000 to $37,000 for the three months ended June 30, 2004 from $105,000 for the same period in 2003. Higher interest rates resulted in fewer referrals to the third party mortgage company. Fee income from the third party mortgage company in the future will be affected by borrower activity, which generally decreases in a rising interest rate environment.

Noninterest expense was $4.5 million for the three months ended June 30, 2004 and June 30, 2003. The 2003 results include a reversal of $153,000 in tax-related interest and penalties as a result of an agreement with the Massachusetts Department of Revenue relating to the Commonwealth of Massachusetts' REIT legislation, discussed above. Salaries and benefits increased $86,000 for the three months ended June 30, 2004 as compared to the same period in 2003. This was primarily the result of normal increases in salaries and health care costs along with an increase in stock based benefit plan expenses.

For the three months ended June 30, 2004, the Company had a tax provision of $727,000 as compared to a tax benefit of $1.3 million for the same period in 2003. The second quarter of 2003 included a credit of approximately $1.45 million as the result of an agreement with the Massachusetts Department of Revenue relating to the Commonwealth of Massachusetts' REIT legislation, discussed above.

Total assets decreased $5.7 million to $789.5 million at June 30, 2004 from $795.2 million at December 31, 2003. This is primarily the result of the repurchase of 464,978 shares of common stock for $9.6 million.

Securities decreased $24.8 million, or 6.8%, to $338.8 million at June 30, 2004 from $363.6 million at December 31, 2003. The decrease was primarily the result of the sale of certain mortgage backed securities with significant paydowns. Net loans during the period increased by $11.0 million to $356.0 million at June 30, 2004 from $345.0 million at December 31, 2003. Commercial real estate and commercial and industrial loans increased $19.0 million or 8.8% to $235.6 million at June 30, 2004 from $216.6 million at December 31, 2003. This is consistent with Westfield Bank's strategic plan, which emphasizes commercial lending. Residential real estate loans decreased $0.7 million to $109.8 million at June 30, 2004 from $110.5 million at December 31. 2003. Indirect auto loans decreased by $6.4 million, or 40.0% from $16.0 million at December 31, 2003 to $9.6 million at June 30, 2004. Management discontinued its indirect automobile lending program in the fourth quarter of 2003.

Total deposits showed a decrease of $12.1 million to $620.3 million at June 30, 2004. Time deposits decreased $17.0 million to $317.2 million at June 30, 2004. Core deposits which include checking, NOW, savings, and money market accounts, increased by $4.9 million to $303.1 million at June 30, 2004. The Bank's strategic plan calls for a lesser reliance on time deposit accounts in order to decrease the Bank's cost of funds.

The decrease in deposits was offset by a $15.0 million increase in Federal Home Loan Bank borrowings, which totaled $35.0 million at June 30, 2004. Borrowings increased in order to take advantage of the low interest rate environment. Customer repurchase agreements decreased $0.4 million, to $11.7 million at June 30, 2004 from December 31, 2003.

Stockholders' equity at June 30, 2004 and December 31, 2003 was $116.6 million and $124.8 million, respectively, which represented 14.8% of total assets as of June 30, 2004 and 15.7% of total assets as of December 31, 2003. The change is primarily comprised of net income of $3.2 million for the six months ended June 30, 2004, the repurchase of 464,978 shares of common stock for $9.6 million, and the declaration by the Board of Directors of dividends of $0.05 per share on January 27, 2004 and April 26, 2004 which aggregated $1.1 million.

Mr. Donald A. Williams, President and Chief Executive Officer of the Company stated, "On July 27, 2004, the Board of Directors elected to increase the cash dividend to $0.10 per share to all shareholders of record on August 10, 2004 payable on August 24, 2004".

Mr. Williams also stated "During this quarter we effectively completed the stock repurchase program announced on April 24, 2003. Therefore on July 27, 2004 the Board of Directors voted to authorize the repurchase into treasury stock of up to 502,550 shares or five percent of its outstanding shares of common stock". "The repurchase program will commence immediately and will continue until complete".

On July 23, 2004, the Bank and the Westfield Mutual Holding Company, completed its conversions from companies regulated by the Massachusetts Division of Banks or the Federal Reserve Board to federally-chartered companies regulated by the Office of Thrift Supervision (the "OTS").

The Bank is headquartered in Westfield, Massachusetts and operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future period in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
        Selected Consolidated Statement of Operations and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                              Three Months Ended             Six Months Ended
                                                   June 30,                      June 30,
                                             2004           2003           2004           2003
                                             ----           ----           ----           ----

Interest and dividend income              $    8,372     $    8,991     $   16,991     $   18,664
Interest expense                               2,684          3,575          5,434          7,532
                                          ----------     ----------     ----------     ----------

Net interest and dividend income               5,688          5,416         11,557         11,132
Provision for loan losses                        125            150            275            350
                                          ----------     ----------     ----------     ----------

Net interest and dividend income after
 Provision for loan losses                     5,563          5,266         11,282         10,782
Net gains on sales of securities
 Available for sale                              389             53            868            113
Other noninterest income                         888            639          1,475          1,264
Other noninterest expense                      4,480          4,478          8,963          9,107
                                          ----------     ----------     ----------     ----------

Income before income taxes                     2,360          1,480          4,662          3,052
Income taxes (benefit)                           727         (1,253)         1,422          1,925
                                          ----------     ----------     ----------     ----------
Net income                                $    1,633     $    2,733     $    3,240     $    1,127
                                          ==========     ==========     ==========     ==========

Basic earnings per share                  $     0.17     $     0.27     $     0.33     $     0.11

Average shares outstanding                 9,826,377     10,038,710      9,903,953     10,071,541

Diluted earnings per share                $     0.16     $     0.27     $     0.32     $     0.11

Diluted average shares outstanding        10,016,749     10,297,174     10,119,972     10,311,146

Other Data:

Return on Average Assets (1)                    0.82%          1.36%          0.82%          0.28%

Return on Average Equity (1)                    5.36%          8.95%          5.28%          1.83%

Net Interest Margin                             3.04%          2.87%          3.11%          2.95%

<F1>  Three and six month results have been annualized.

                 WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
             Selected Consolidated Balance Sheet and Other Data
                   ($ in thousands, except per share data)
                                 (Unaudited)


                                                            June 30,     December 31,
                                                              2004           2003
                                                            --------     ------------

Total assets                                                $789,509       $795,216
Securities held to maturity                                  253,370        261,610
Securities available for sale                                 85,464        101,983
Stock in Federal Home Loan Bank of Boston
 and other stock                                               4,237          4,237
Loans                                                        360,828        349,622
Allowance for loan losses                                      4,797          4,642
                                                            --------       --------
Net loans                                                    356,031        344,980

Total deposits                                               620,349        632,431

Customer repurchase agreements                                11,719         12,135

Federal Home Loan Bank Advances                               35,000         20,000

Stockholders' equity                                         116,593        124,804

Book value per share                                           12.20          12.50

Other Data:

Nonperforming loans                                         $  2,581       $  1,768

Nonperforming loans as a percentage of total assets             0.33%          0.22%

Nonperforming loans as a percentage of total loans              0.72%          0.50%

Allowance for loan losses as a percentage
 of nonperforming loans                                          186%           263%

Allowance for loan losses as a percentage of total loans        1.33%          1.33%